   As filed with the Securities and Exchange Commission on November 8, 2001


                      Registration Statement No. 333-66360

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ---------

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               (Amendment No. 3)


                                 OWNERTEL, INC.

        --------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)


         Georgia                             4813                              58-2634747
--------------------------    ------------------------------------     --------------------------
     (State or other             (Primary Standard Industrial               (I.R.S. Employer
      Jurisdiction)               Classification code Number)             Identification No.)

                           2870 Peachtree Road, #176
                             Atlanta, Georgia 30305
                                 (404) 237-8605

         (Address and Telephone Number of Principal Executive Offices)

--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                              William G. Head III
                                   President
                           2870 Peachtree Road, #176
                             Atlanta, Georgia 30305
                                 (404) 237-8605

           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

                             Warren L. Traver, Esq.
                                   Building 2
                                4545 Wieuca Road
                             Atlanta, Georgia 30342
                                 (404) 236-0134

         Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                                   ---------

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
                                                                                 Proposed Maximum
                                                          Proposed Maximum      Aggregate Offering      Amount of
     Title of Each Class of           Amount to be       Offering Price Per           Price           Registration
   Securities to be Registered         Registered              Unit(1)                                   Fee(2)
------------------------------------------------------------------------------------------------------------------
Common Stock $.001 Par Value Per        5,000,000               $0.75               $3,750,000          $1,875.00
Share
------------------------------------------------------------------------------------------------------------------

Total                                   5,000,000               $0.75               $3,750,000          $1,875.00
------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, as amended.

(2) The Registrant previously paid $1,875.00 in connection with this registration statement.


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.


                  [Remainder of page intentionally left blank]

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 24:   INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or
(iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         The indemnification provisions in OwnerTel bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of OwnerTel pursuant to the foregoing provisions, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable.

         ITEM 25:   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the Placement Agent's discounts and commissions, if any. All of the amounts shown are estimated except for the registration fees of the SEC.

SEC Registration Fees..............................                  $ 1,878.75
Blue Sky Registration Fees and Expenses............
                                                                     ----------
Legal Fees and Expenses............................
                                                                     ----------
Accounting Fees....................................                  $15,000.00
Printing and Engraving Expenses....................                  $25,000.00
Total..............................................
     TO BE COMPLETED BY AMENDMENT.
                                                                     ==========


         ITEM 26:   RECENT SALES OF UNREGISTERED SECURITIES

         In July, 2000, OwnerTel issued an aggregate of 15,093,000 shares of common stock for nominal consideration to the founding shareholders of the Company. The shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

         In July, 2000, OwnerTel issued an aggregate of 1,550,000 shares to various individuals for services provided and to be provided to the Company. The shares were issued in reliance on an exemption from registration under
Section 4(2) of the Securities Act of 1933.

         In July, 2000, OwnerTel exchanged an aggregate of 445,000 shares with certain shareholders of TransNet. The shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933.

         ITEM 27:   EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:



       Exhibit
        Number          Description of Exhibit
------------------------------------------------------------------------------------------------
          3.1           Articles of Incorporation of the Company**
          3.2           By-Laws of the Company**
          4.1           Form of Specimen Common Stock Certificate*
          4.4           Stock Option Plan**
          5.1           Opinion of Warren L. Traver, Esq.**
         10.1           Assignment and Assumption Agreement+
         10.2           Marketing Services Agreement+
         10.3           Option and Services Agreement**
         10.4           Independent Sales Representative Agreement+
         10.5           Common Stock Purchase Warrant**
         23.1           Consent of Warren L. Traver, Esq. (included in Exhibit 5.1 hereto)**
         23.2           Consent of Rodefer Moss & Co., PLLC


         *  TO BE FILED BY AMENDMENT.

         ** FILED PREVIOUSLY.

         + CERTAIN INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST UNDER RULE 406 OF THE COMMISSION.

         ITEM 28:   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act) may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                  [Remainder of page intentionally left blank]

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 8, 2001.



                                    OWNERTEL, INC.

                                    (Registrant)



                                    By /s/ William G. Head III
                                       ----------------------------------------
                                       William G. Head III
                                       Chairman and President

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



Date:  November 8, 2001





/s/  William G. Head III
------------------------------------------------
William G. Head III
Chairman and President


/s/  Elizabeth Crews
------------------------------------------------
Elizabeth Crews
Director and Chief Accounting Officer